Exhibit 10.4

VNBA SEPARATION AGREEMENT

by and among

NISSIN KOGYO CO., LTD.,

VEONEER AB

and
VEONEER US, INC.

Dated as of June 14, 2019

TABLE OF CONTENTS

Page

ARTICLE I PURCHASE AND SALE OF MEMBERSHIP INTERESTS	1

1.1	Sale and Purchase of Membership Interests 1

1.2	Purchase Price 1

1.3	Closing 1

1.4	Closing Deliveries 2

ARTICLE II CONDITIONS TO CLOSING	3

2.1	Conditions to Obligations of Veoneer 3

2.2	Conditions to Obligations of NK 3

Article III REPRESENTATIONS AND WARRANTIES of NK	4

3.1	Corporate Existence 4

3.2	Authority 4

3.3	No Conflict; Required Consents and Approvals 4

3.4	Ownership of Membership Interests 5

3.5	Proceedings 5

3.6	Disclaimer 5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF VEONEER	5

4.1	Corporate Existence 5

4.2	Authority 5

4.3	No Conflict; Required Consents and Approvals 5

4.4	Proceedings 6

4.5	Disclaimer 6

ARTICLE V COVENANTS	6

5.1	General 6

5.2	Certain Notifications 6

5.3	Confidentiality 6

5.4	Pre-Closing Funding 7

5.5	Termination of Existing Agreements 7

5.6	Access to Information 7

5.7	Noncompete 7

5.8	Non-Solicit 8

5.9	Ancillary Agreements 8

ARTICLE VI INDEMNIFICATION	8

6.1	NK Indemnity 8

6.2	Veoneer Indemnity 8

6.3	Limitation of Liability 9

ARTICLE VII TERMINATION	9

7.1	Circumstances for Termination 9

7.2	Limitation on Termination 9

7.3	Effect of Termination 9

ARTICLE VIII MISCELLANEOUS	9

8.1	Consent to Transfer 9

8.2	Entire Agreement 10

8.3	Successors and Assigns 10

8.4	No Third Party Beneficiary 10

8.5	Severability 10

8.6	Notices 10

8.7	Governing Law; Dispute Resolution 11

8.8	Interpretation 12

8.9	Modifications, Amendments and Waivers 12

8.10	Counterparts; Electronic Signature 12

8.11	Specific Performance 12

8.12	Expenses 13

8.13	Further Assurances 13

TABLE OF SCHEDULES
Schedule A    Definitions
Schedule B    Terminated Agreements

TABLE OF EXHIBITS
Exhibit A    Assignment of Membership Interests
Exhibit B    Form of IP Assignment Agreement
Exhibit C    Form of IP License Agreement
Exhibit D    Form of Amendment to JV Agreement

VNBA SEPARATION AGREEMENT
THIS VNBA SEPARATION AGREEMENT, dated as of June 14, 2019 (this “Agreement”) is made and entered into by and among Nissin Kogyo Co., Ltd., a Japanese corporation (“NK”), Veoneer AB, a Swedish corporation (“Veoneer Sweden”) and Veoneer US, Inc., a Delaware corporation (“Veoneer US,” and together with Veoneer Sweden, “Veoneer”). Capitalized terms used in this Agreement but not otherwise defined will have the meanings set forth in Schedule A.
RECITALS
WHEREAS, each of Veoneer US and NK directly or indirectly owns equity interests in Veoneer Nissin Brake Systems America, LLC, an Ohio limited liability company (“VNBA” or the “Company”), Veoneer Nissin Brake Systems Japan Co., Ltd., a Japanese corporation (“VNBJ”) and Veoneer Nissin Brake Systems (Zhongshan) Co., Ltd., a Peoples’ Republic of China company (“VNBZ”, and collectively with each of VNBA and VNBJ, the “Global JV”); and
WHEREAS, Veoneer Sweden, Veoneer US and NK entered into that certain Memorandum of Understanding, dated April 9, 2019 (the “MOU”) pursuant to which the parties thereto agreed to execute definitive agreements documenting the transactions contemplated hereby, including (1) the purchase and sale by Veoneer US of all of NK’s and its Affiliates’ equity interest in the Company (such equity interest, the “Membership Interests”), (2) the assignment and license of certain intellectual property from VNBJ to the Company, (3) the funding of VNBJ required to repay Veoneer of loans it previously made to VNBJ and (4) the entry into other support and transition arrangements to allow the separation of the Company from the Global JV.
NOW, THEREFORE, in consideration of the respective promises, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NK and Veoneer, intending to be legally bound, hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1Sale and Purchase of Membership Interests. For the consideration hereinafter provided and upon the terms and subject to the conditions of this Agreement, NK shall cause Nissin Kogyo Holdings USA, Inc., a Ohio corporation and its wholly-owned subsidiary (“NK US”) to sell, assign, transfer, convey and deliver to Veoneer US free and clear of all Encumbrances, and Veoneer US shall purchase and acquire from NK US, the Membership Interests.
1.2Purchase Price. The total purchase price (the “Purchase Price”) for the sale of the Membership Interests and the assignment and license of intellectual property rights contemplated by the IP Agreements is One Dollar ($1.00).
1.3Closing. Subject to the conditions set forth in Article II having been satisfied or waived, the consummation of the sale of the Membership Interests to Veoneer US and the execution of the Transaction Documents (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 1-5-1 Marunouchi, Chiyoda-ku, Tokyo 100-6529, Japan, on June 28, 2019 (provided, however, that in the event Veoneer shall not have received the written consents required pursuant to Section 2.1(d) by such date, Veoneer shall have the right to extend such date until it receives such written consents) or at such other place or such other date as the parties may mutually agree in writing (the “Closing Date”). The parties hereto agree that the Closing may be effected remotely by means of the delivery and exchange of this Agreement and the other documents and instruments and signatures required to be delivered by each party hereunder by electronic mail (as portable document format (.pdf) files), facsimile transmission, hand delivery or such other means as the parties hereto mutually agree, and wire transfer of funds.

1.4Closing Deliveries
(a)By All Parties. At the Closing:
(i)Veoneer US shall cause, and NK shall cause NK US to cause, the Company to execute and deliver to VNBJ (and provide copies of such to NK) (A) each of the IP Agreements and (B) the Transition Services Agreement;
(ii)Veoneer Sweden and NK shall cause VNBJ to execute and deliver to VNBA (and provide copies of such to Veoneer) (A) each of the IP Agreements and (B) the Transition Services Agreement;
(iii)Veoneer US shall cause, and NK shall cause NK US to cause, the Company to execute and deliver to NK US a duly executed counterpart to the Amended and Restated VNBA Lease Agreement; and
(iv)Veoneer and NK shall cause the Global JV to execute and deliver to each other, NK, Veoneer US and Veoneer Sweden, a duly executed counterpart to the Amendment to Business Collaboration Agreement.
(b)By NK. At the Closing:
(i)NK shall cause NK US to execute and deliver to Veoneer US a duly executed counterpart to the Assignment of Membership Interests;
(ii)NK shall cause NK US to execute and deliver to VNBA a duly executed counterpart to the Amended and Restated VNBA Lease Agreement;
(iii)NK shall execute and deliver or cause to be executed and delivered, as the case may be, in each case to Veoneer, a duly executed counterpart to the Amendment to JV Agreement (for the avoidance of doubt, the JV Agreement shall remain in full force and effect until the Closing); and
(iv)NK shall execute and deliver or cause to be executed and delivered, as the case may be, in each case to Veoneer and the Global JV, a duly executed counterpart to the Amendment to Business Collaboration Agreement (for the avoidance of doubt, the Business Collaboration Agreement shall remain in full force and effect until the Closing).
(c)By Veoneer. At the Closing:
(i)Veoneer US shall execute and deliver to NK a duly executed counterpart to the Assignment of Membership Interests;
(ii)Veoneer shall execute and deliver to NK a duly executed counterpart to the Amendment to JV Agreement (for the avoidance of doubt, the JV Agreement shall remain in full force and effect until the Closing);
(iii)Veoneer shall execute and deliver to NK and the Global JV a duly executed counterpart to the Amendment to Business Collaboration Agreement (for the avoidance of doubt, the Business Collaboration Agreement shall remain in full force and effect until the Closing); an
(iv)Veoneer US shall deliver the Purchase Price to NK US by wire transfer to an account to be specified in written notice delivered by NK to Veoneer at least five (5) Business Days prior to the Closing or such alternative method of payment as Veoneer and NK may otherwise agree.

ARTICLE II
CONDITIONS TO CLOSING

2.1    Conditions to Obligations of Veoneer. Veoneer’s obligations to consummate the Closing are subject to the satisfaction (or waiver by Veoneer) of each of the following conditions:
(a)    Representations and Warranties of NK. Each of the representations and warranties made by NK in this Agreement shall be true and correct in all material respects on and as of the Closing;
(b)    Covenants of NK. The covenants, obligations and agreements contained in this Agreement to be complied with by NK on or prior to the Closing have been complied with in all material respects to the extent required to be complied with by NK on or prior to the Closing;
(c)    Ancillary Agreements. Each of the Amendment to Business Collaboration Agreement, the Amended and Restated VNBA Lease Agreement and the Transition Services Agreement has been mutually agreed upon between NK and Veoneer; and
(d)    Customers. Veoneer shall have received, written consent from each of Honda and Ford for the parties to consummate the transactions contemplated hereby.
2.2    Conditions to Obligations of NK. NK’s obligations to consummate the Closing are subject to the satisfaction (or waiver by NK) of each of the following conditions:
(a)    Representations and Warranties of Veoneer. Each of the representations and warranties made by Veoneer in this Agreement shall be true and correct in all material respects on and as of the Closing;
(b)    Covenants of Veoneer. The covenants, obligations and agreements contained in this Agreement to be complied with by Veoneer on or prior to the Closing have been complied with in all material respects to the extent required to be complied with by Veoneer on or prior to the Closing; and
(c)    Ancillary Agreements. Each of the Amendment to Business Collaboration Agreement, the Amended and Restated VNBA Lease Agreement and the Transition Services Agreement has been mutually agreed upon between NK and Veoneer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NK

NK hereby represents and warrants to Veoneer as of the date hereof and as of the Closing Date as follows:
3.1    Corporate Existence. NK is a corporation duly organized and validly existing under the Laws of Japan.

3.2    Authority. The execution, delivery and performance by NK of this Agreement, and by each of NK and its Affiliates of the Assignment of Membership Interests and the Amendment to JV Agreement to which any of them is a party, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized, or prior to the execution thereof, will be duly and validly authorized, by all necessary corporate action on the part of NK or its Affiliate that is party hereto or thereto. This Agreement has been, and the Assignment of Membership Interests and the Amendment to JV Agreement to which NK or any of its Affiliates at the Closing, will become a party, is duly and validly executed and delivered by NK or such Affiliate and, assuming the due authorization and delivery of the other parties hereto and thereto, will constitute the valid, legal and binding obligations of NK or such Affiliate, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3    No Conflict; Required Consents and Approvals.

(a)    The execution, delivery and performance by NK of this Agreement, and by each of NK and any of its Affiliates of the Assignment of Membership Interests and the Amendment to JV Agreement to which NK or any of its Affiliates will be a party, and the consummation of the transactions contemplated hereby by NK and its Affiliates, do not: (i) conflict with or violate the organizational documents of NK or its Affiliates; (ii) materially conflict with or materially violate any applicable Law; or (iii) result in any material breach of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material breach or material default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, acceleration or cancellation of or result in the creation of an Encumbrance under any contractual obligation of NK or its Affiliates.

(b)The execution, delivery and performance by NK of this Agreement, and by each of NK and its Affiliates of the Assignment of Membership Interests and the Amendment to JV Agreement to which NK and its Affiliates will be a party, and the consummation by NK and its Affiliates of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Entity.

3.4    Ownership of Membership Interests. NK US is the record and beneficial owner of all right, title and interest, in and to all of the Membership Interests, which constitutes forty-nine percent (49%) of the outstanding membership interest of the Company. Except for Veoneer’s rights pursuant to this Agreement and the JV Agreement, there are no outstanding options, warrants or rights to acquire any interest in the Membership Interests. The delivery to Veoneer US of the Membership Interests by NK US as contemplated in this Agreement will transfer to Veoneer US good and marketable title to the Membership Interests, free and clear of any and all Encumbrances.

3.5    Proceedings. There are no Proceedings pending or, to the knowledge of NK, threatened against NK or any of its Affiliates (a) challenging or seeking to restrain, delay or prohibit any or all of the transactions contemplated hereby or (b) preventing NK or any of its Affiliates from performing their obligations under this Agreement, the Assignment of Membership Interests or the Amendment to JV Agreement to which NK or any of its Affiliates is or will be a party.

3.6    Disclaimer. The representations and warranties made by NK in this Agreement are the exclusive representations and warranties made by NK, and NK hereby disclaims any other express or implied representations or warranties, whether written or oral. Except as expressly set forth herein, the NK is not, directly or indirectly, making any representations or warranties regarding the Membership Interests or the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VEONEER

Veoneer hereby represents and warrants to NK as of the date hereof and as of the Closing Date as follows:
4.1    Corporate Existence. Veoneer Sweden is a corporation duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the Laws of Sweden. Veoneer US is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

4.2    Authority. The execution, delivery and performance by Veoneer of this Agreement, and the Assignment of Membership Interests and the Amendment to JV Agreement to which any of them is a party, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized, or prior to the execution thereof, will be duly and validly authorized, by all necessary corporate action on the part of Veoneer. This Agreement has been, and the Assignment of Membership Interests and the Amendment to JV Agreement to which Veoneer at the Closing, will become a party, is duly and validly executed and delivered by Veoneer and, assuming the due authorization and delivery of the other parties hereto and thereto, will constitute the valid, legal and binding obligations of Veoneer, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3    No Conflict; Required Consents and Approvals.

(a)    The execution, delivery and performance by Veoneer of this Agreement, the Assignment of Membership Interests and the Amendment to JV Agreement to which Veoneer will be a party, and the consummation of the transactions contemplated hereby by Veoneer do not: (i) conflict with or violate the organizational documents of Veoneer; (ii) materially conflict with or materially violate any applicable Law; or (iii) result in any material breach of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material breach or material default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, acceleration or cancellation of or result in the creation of an Encumbrance under any contractual obligation of Veoneer.

(b)    The execution, delivery and performance by Veoneer of this Agreement, the Assignment of Membership Interests and the Amendment to JV Agreement to which Veoneer will be a party, and the consummation by Veoneer of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Entity.
4.4    Proceedings. There are no Proceedings pending or, to the knowledge of Veoneer, threatened against Veoneer (a) challenging or seeking to restrain, delay or prohibit any or all of the transactions contemplated hereby or (b) preventing Veoneer from performing their obligations under this Agreement, the Assignment of Membership Interests or the Amendment to JV Agreement to which any of them is or will be a party.

4.5    Disclaimer. The representations and warranties made by Veoneer in this Agreement are the exclusive representations and warranties made by Veoneer, and each of Veoneer hereby disclaims any other express or implied representations or warranties, whether written or oral.

ARTICLE V
COVENANTS

5.1    General. NK and Veoneer shall use all commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to implement the transactions contemplated hereby, in the most expeditious and practical manner, in accordance with the terms of this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, requests and other documents and to obtain as promptly as reasonably practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or Governmental Entity. Without limiting the generality of the foregoing, NK and Veoneer shall take all action required under the JV Agreement on behalf of itself and its Affiliates, which are necessary to consummate the transactions contemplated hereby.

5.2    Certain Notifications. From the date of this Agreement until the Closing, NK and Veoneer shall promptly notify the other party in accordance with this Agreement regarding any (a) breach of any representation, warranty, covenant or obligation of itself contained in this Agreement and (b) circumstance or event which will result in, or could reasonably be expected to result in, the failure of itself to timely satisfy any of the conditions to Closing set forth in Article II.

5.3    Confidentiality. The parties shall keep the existence and contents of this Agreement, their discussions in respect thereof and the transactions contemplated hereby (the “Confidential Information”), confidential, and shall not disclose them to any third party without the consent of (x) NK (in the case of Veoneer) and (y) Veoneer (in the case of NK); provided, however, that each party shall be free to make (a) such public disclosures as it in good faith determined it is required to do under applicable Laws and (b) such disclosures to Honda and Ford as is necessary to procure their support of the transactions contemplated herein. Without limiting the foregoing, NK hereby covenants that, during the period commencing as of the Closing and ending three (3) years thereafter, NK shall continue to comply with its obligations pursuant to Section 7.2 of the JV Agreement (including non-disclosure requirements and use restrictions) with respect to all Confidential Information (as defined in the JV Agreement) and Trade Secrets (as defined in the JV Agreement) of VNBA. The parties acknowledge and agree that such obligations of NK shall remain in force and effect in accordance with the foregoing sentence notwithstanding the fact that VNBA shall no longer constitute a Company (as defined in the JV Agreement) following the Closing.

5.4    Pre-Closing Funding. Each party shall financially support or cause to be supported VNBJ, in whatever way required, to ensure that VNBJ, on or prior to the Closing can procure loans enabling VNBJ to repay to Veoneer the approximately Four Billion Five Hundred Million Japanese Yen (¥4,500,000,000) outstanding as of the date hereof plus accrued interest as a loan from Veoneer to VNBJ (the “Outstanding Veoneer Loan”); provided, however, that the support of such loans shall be such that fifty-one percent (51%) of the total is allocated to Veoneer and forty-nine percent (49%) is allocated to NK or its Affiliates. If loans cannot be procured by VNBJ on terms acceptable to each of the parties on or prior to the Closing Date, each shall promptly contribute to VNBJ such amounts in cash corresponding to fifty-one percent (51%) and forty-nine percent (49%), respectively, of the total loan amount then outstanding (accrued interest included), and cause VNBJ to promptly use such contributions to repay in full the loan amount then outstanding to Veoneer (accrued interest included). Notwithstanding the foregoing, neither NK nor its Affiliates shall have any obligation under this Section 5.4 with respect to any loan other than the Outstanding Veoneer Loan, subject to any other agreement in place, including the JV Agreement.

5.5    Termination of Existing Agreements. Veoneer and NK shall cause those agreements set forth in Schedule B to be terminated effective as of the Closing Date.

5.6    Access to Information. For a period of three (3) years after the Closing, Veoneer shall cause the Company to provide NK or its Affiliates with information regarding the Company as reasonably requested by NK, at NK’s sole cost and expense, to the extent necessary for (a) the preparation of the financial statements of NK or its Affiliates, as applicable, (b) any required audit thereof, (c) the preparation of the tax returns of NK or its Affiliates as applicable, or (d) defending any Proceeding brought by a third party against NK or its Affiliates. Notwithstanding the foregoing, if at any time during such three (3) year period, VNBA ceases to be an Affiliate of Veoneer (whether as a result of a merger, sale, change of control of VNBA or otherwise), Veoneer’s obligations pursuant to this Section 5.6 shall terminate; provided, that Veoneer shall use its best efforts to cause VNBA or any Entity that acquires control of VNBA to agree to continue to comply with the obligations set forth in this Section 5.6.

5.7    Noncompete. From and after the Closing, VNBA shall not constitute an Affiliate (as defined in the JV Agreement) of Veoneer solely for purposes of Section 7.1 of the JV Agreement. Accordingly and for the avoidance of doubt, the parties acknowledge and agree that, from and after the Closing, neither VNBA nor any successor to VNBA’s business (in whole or in part) shall be subject to any restriction or limitation on its ability to engage in any business competitive with the JV Businesses (as defined in the JV Agreement) (and Veoneer shall not have any liability with respect to VNBA’s operation of its business pursuant to Section 7.1 of the JV Agreement).

5.8    Non-Solicit. NK hereby covenants that, during the period commencing as of the Closing and ending three (3) years thereafter, NK shall not (and shall cause its Affiliates to not) recruit, solicit for employment or employ any former or current employee of VNBA without the prior written consent of Veoneer; provided, that the foregoing shall not apply to any former employee of VNBA who has not been employed by VNBA for at least six (6) months. Notwithstanding any contrary term in this Section 5.8, general advertising for positions not intended specifically for VNBA’s employees shall not be a breach of this Section 5.8.

5.9    Ancillary Agreements. The parties shall (a) from and after the date hereof, negotiate in good faith or shall cause to be negotiated in good faith each of the Amendment to Business Collaboration Agreement, the Amended and Restated VNBA Lease Agreement and the Transition Services Agreement, and (b) make best efforts to mutually agree upon the terms and conditions thereof by no later than the Closing Date.

ARTICLE VI
INDEMNIFICATION

6.1    NK Indemnity. NK shall defend, indemnify and hold harmless Veoneer and its Affiliates (including VNBA) and their respective officers, directors, managers, employees, successors, assigns, representatives and agents (collectively, the “Veoneer Indemnified Parties”) from and against and in respect of:

(a)    any and all Losses imposed upon or incurred by any Veoneer Indemnified Party by reason of, arising out of or relating to any breach of any representation, warranty or covenant of NK contained in this Agreement;

(b)    forty-nine percent (49%) of any and all Losses relating to product warranty claims, product liability claims or recalls imposed upon or incurred by any Veoneer Indemnified Party to the extent arising or relating to the products sold by or on behalf of VNBA to Honda or any of its Affiliates prior to the Closing provided, that NK’s obligations pursuant to this Section 6.1(b) shall only apply to the extent a Veoneer Indemnified Party provides written notice to NK of the underlying matters, facts, circumstances or events that could reasonably give rise to any such product warranty claim, product liability claim or recall on or prior to the third (3rd) anniversary of the Closing; and

(c)    any and all Losses imposed upon or incurred by VNBA by reason of, arising out of or relating to any indemnification or reimbursement, as applicable, of NK US or any Director, Officer or employee (in each case as defined in the JV Agreement and as appointed or seconded by NK or its Affiliates to VNBA, as applicable).

6.2    Veoneer Indemnity. Veoneer US shall defend, indemnify and hold harmless NK and its Affiliates and their respective officers, directors, managers, employees, successors, assigns, representatives and agents (collectively, the “NK Indemnified Parties”) from and against and in respect of any and all Losses imposed upon or incurred by any NK Indemnified Party by reason of, arising out of or relating to any breach of any representation, warranty or covenant of Veoneer contained in this Agreement.

6.3    Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES, OR DAMAGES FOR ANY LOSS OF PROFITS, REVENUE OR BUSINESS, EVEN IF SUCH PARTY IS NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES (UNLESS SUCH DAMAGES ARE INCLUDED AS LOSSES IN A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION HEREUNDER). The parties acknowledge that the limitation of liability set forth in this Section 6.3 and the allocation of risk that it implements is an essential element of the bargain agreed to by the parties, without which the parties would not have entered into this Agreement. Furthermore, the indemnities under this Article VI shall be the sole and exclusive remedy for claims covered by these indemnities, and no party shall have any further or other claim in respect of any actual or alleged breach of this Agreement for any reason, irrespective of whether for liability for default, defect liability, liability in tort, or any other legal grounds whatsoever.

ARTICLE VII
TERMINATION

7.1    Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice:

(a)    by the mutual written consent of NK and Veoneer; and

(b)    by either NK or Veoneer if the other party is in breach of any provision of this Agreement, which breach would give rise to a failure to satisfy any condition set forth in Article II; provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement.

7.2    Limitation on Termination. No party shall terminate this Agreement for any reason whatsoever after the Closing has been consummated. Furthermore, this Agreement may be terminated only in accordance with Section 7.1.

7.3    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force and effect and there shall be no further obligation on the part of NK, Veoneer or their respective officers, directors, shareholders, Affiliates or representatives; provided, however, that notwithstanding anything herein in to the contrary, (a) Section 5.3 (Confidentiality), this Section 7.3 and Article VIII (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1    Consent to Transfer. For clarity, for all purposes under the JV Agreement and the Operating Agreement, Veoneer consents to the transfer of Membership Interests by NK (on behalf of itself and its Affiliates, as the case may be) upon the terms and subject to the conditions set forth herein.

8.2    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties hereto or thereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties hereto or thereto with respect to the subject matter hereof and thereof. Except as expressly stated herein or therein, this Agreement and the other Transaction Documents shall not affect any rights or obligations any party may have under any other agreements and each such party hereby expressly reserves any such rights and obligations. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Transaction Document, the terms of this Agreement will govern.

8.3    Successors and Assigns. This Agreement may not be assigned by any party without the prior written consent of the other party hereto; provided, however, that Veoneer may assign any or all of its rights and obligations under this Agreement without the consent of NK in connection with the sale of VNBA (whether such sale is structured as a stock transfer, merger, sale of all or substantially all of VNBA’s assets or otherwise). Without limiting the foregoing, Veoneer shall keep NK reasonably informed of any sale process of VNBA, including the identity of the ultimate purchaser thereof. Any assignment in violation of this Section 8.3 shall be null and void.

8.4    No Third Party Beneficiary. This Agreement will be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly permitted by this Agreement, nothing in this Agreement is intended to or will confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby will be consummated as originally contemplated to the fullest extent possible.

8.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (x) on the date of delivery if delivered personally, (y) on the date delivered if sent by email (provided confirmation of email receipt is obtained), (z) upon receipt if sent by mail (registered or certified mail, postage prepaid). Notices are to be addressed as follows:

(a)    if to NK:

Nissin Kogyo Co., Ltd.
801 Kazawa, Tomi City
Nagano 389-0514, Japan

with copies to (which copies will not constitute notice):
Nishimura & Asahi
Otemon Tower, 1-1-2 Otemachi
Chiyoda-ku, Tokyo 100-8124, Japan

(b)    if to Veoneer Sweden:

Veoneer AB
Box 13089 Klarabergsviadukten 70
C6 SE-103 02 Stockholm, Sweden

with copies to (which copies will not constitute notice):
Morrison & Foerster LLP
Shin-Marunouchi Building 5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo Japan 100-6529

(c)    if to Veoneer US:
Veoneer US, Inc.
26360 American Dr.
Southfield, MI 48034 USA

with copies to (which copies will not constitute notice):
Morrison & Foerster LLP
Shin-Marunouchi Building 5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo Japan 100-6529

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
8.7    Governing Law; Dispute Resolution.

(a)     This Agreement shall be governed by and is to be construed in accordance with the laws of Japan.

(b)    All claims arising out of or relating to this Agreement shall be subject to mandatory arbitration pursuant to the Arbitration Rules of the International Chamber of Commerce (the “Rules”). In addition, the parties agree that the arbitration shall be conducted according to the Rules in force when such arbitration is commenced. The arbitral tribunal shall be composed of three (3) arbitrators who shall be chosen in accordance with the Rules. The language of the arbitration shall be English. The seat and venue of the arbitration shall be Singapore. The parties agree that the arbitration proceedings and any award shall be confidential. Each party shall bear its own fees and costs associated with the arbitration.

8.8    Interpretation. No party to this Agreement shall be considered the draftsperson, and this Agreement has been reviewed, negotiated and accepted by the parties and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the singular or plural number shall be deemed to conclude the other whenever the context so requires. The words “include” or “including” mean “include, without limitation” and “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. The word “or” will not be limiting or exclusive. The words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto. References to any Laws are to be construed as including all such Laws consolidating, amending or replacing the Law referred to. All references to masculine gender shall also include the feminine and neuter genders, and vice-versa. All references in this Agreement to Articles, Sections, subsections, clauses, Exhibits and Schedules are references to Articles, Sections, subsections, clauses, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. The table of contents and descriptive headings herein are inserted for convenience of reference only are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day will instead be taken on the next Business Day.

8.9    Modifications, Amendments and Waivers. This Agreement may not be amended or changed nor any performance, term, or condition waived in whole or in part, except by a writing signed by the party against whom enforcement of the amendment, change or waiver is sought. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

8.10    Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts which may be delivered by facsimile, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature in portable document format (.pdf) and a facsimile or electronic signature in portable document format (.pdf) shall constitute an original for all purposes.

8.11    Specific Performance. Each party agrees that irreparable harm, for which there will be no adequate remedy at Law and for which the ascertainment of monetary damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party accordingly agrees that the other party shall be entitled to specifically enforce this Agreement and to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement or any other agreement contemplated under this Agreement and to enforce specifically the terms and provisions hereof or thereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at Law.

8.12    Expenses. Any and all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Whether or not the transactions contemplated hereby are consummated, each party shall pay its own fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby (including the fees, costs and expenses of its advisers, accountants and legal counsel).

8.13    Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to the other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

(Signature page follows)

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first written above.
NISSIN KOGYO CO., LTD.
By:    /s/ Yasushi Kawaguchi
Name:    Yasushi Kawaguchi
Title:    President and Representative Director

VEONEER AB
By:    /s/ Andreas Deimel
Name:    Andreas Deimel
Title:    Managing Director
By:    /s/ Amelie Wendels
Name:    Amelie Wendels
Title:    Director

VEONEER US, INC.
By:    /s/ Eric R. Swanson
Name:    Eric R. Swanson
Title:    President & Secretary

SCHEDULE A
DEFINITIONS
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.
“Agreement” has the meaning set forth in the Preamble.
“Amended and Restated VNBA Lease Agreement” means that certain Amended and Restated VNBA Lease Agreement, by and between NK US and VNBA.
“Amendment to Business Collaboration Agreement” means that certain Amendment to Business Collaboration Agreement, by and among (a) NK, (b) Veoneer US and Veoneer Sweden, (c) VNBJ, VNBA, and VNBZ.
“Amendment to JV Agreement” means that certain Amendment to Joint Venture Agreement, by and among (a) Veoneer Sweden and Veoneer US and (b) NK, NK US and Zhongshan Nissin Industry Co., Ltd., substantially in the form attached hereto as Exhibit D.
“Assignment of Membership Interests” means that certain Assignment of Membership Interests, by and between NK US and Veoneer US, substantially in the form attached as Exhibit A.
“Business Collaboration Agreement” means that certain Business Collaboration Agreement, dated March 30, 2016 by and among (a) NK, (b) Autoliv ASP, Autoliv AB and Autoliv Holding and (c) the Global JV and Autoliv Nissin Brake Research Asia Co., Ltd.
“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in both New York, New York and Tokyo, Japan, between the hours of 8:00 a.m. and 5:00 p.m. local time.
“Closing” has the meaning set forth in Section 1.3.
“Closing Date” has the meaning set forth in Section 1.3.
“Confidential Information” has the meaning set forth in Section 5.3.
“Contract” means any agreement, contract, consensual obligation, understanding, arrangement, commitment or undertaking of any nature.
“Dollars” or “$” means the lawful currency of the United States of America.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, proxy, option, right of first refusal, preemptive right, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided, that the restrictions on the Membership Interests under the Formation Documents shall not constitute an Encumbrance.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).
“Ford” means Ford Motor Company.

“Formation Documents” means the Operating Agreement, the Share Purchase Agreement and the JV Agreement, collectively.
“Global JV” has the meaning set forth in the Recitals.
“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign, including any securities exchange.
“Honda” means Honda Motor Co., Ltd.
“IP Agreements” means the IP Assignment Agreement and IP License Agreement, collectively.
“IP Assignment” Agreement” means that certain IP Assignment Agreement, by and between VNBJ and the Company, substantially in the form attached hereto as Exhibit B.
“IP License Agreement” means that certain IP License Agreement, by and between VNBJ and the Company, substantially in the form attached hereto as Exhibit C.
“Japanese Yen” or “¥” means the lawful currency of Japan.
“JV Agreement” means that certain Joint Venture Agreement, dated March 7, 2016 by and among (a) Autoliv ASP, Inc., an Indiana corporation (“Autoliv ASP”), Autoliv AB, a Swedish corporation (“Autoliv AB”), Autoliv Holding, Inc., a Delaware corporation (“Autoliv Holding”) and (b) NK, NK US and Zhongshan Nissin Industry Co., Ltd., a Peoples’ Republic of China company.
“knowledge” or similar phrase means, with respect to any Person, (a) the actual knowledge of such Person and (b) the knowledge that such Person would reasonably be expected to obtain in the course of diligently performing his or her duties.
“Law” means any law, statute, legislation, constitution, principle of common law, notification, ordinance, code, Order, edict, decree, proclamation, treaty, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), determination, decision, publically available official opinion or publically available official interpretation that is, has been be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Losses” means any and all deficiencies, judgments, settlements, assessments, liabilities, losses, damages, fines, penalties, Taxes, costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with defending, settling or otherwise satisfying any and all Proceedings, assessments, judgments or appeals, and in seeking indemnification therefor, and interest on any of the foregoing to the extent that interest is awarded thereon.
“Membership Interests” has the meaning set forth in the Recitals.
“MOU” has the meaning set forth in the Recitals.
“NK” has the meaning set forth in the Preamble.
“NK Indemnified Parties” has the meaning set forth in Section 6.2.
“NK US” has the meaning set forth in Section 1.1.
“Operating Agreement” means that certain Operating Agreement for the Company, dated September 11, 2015, by and among NK US, Veoneer US and the Company.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (b) Contract with any Governmental Entity that is or has been entered into in connection with any Proceeding.
“Outstanding Veoneer Loan” has the meaning set forth in Section 5.4.
“Person” shall mean any individual, Entity or Governmental Entity.
“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator or arbitration panel.
“Purchase Price” has the meaning set forth in Section 1.2.
“Rules” has the meaning set forth in Section 8.7(b).
“Share Purchase Agreement” means that certain Share Purchase Agreement, dated September 9, 2015, by and among (a) NK and (b) Autoliv AB, a Swedish corporation, Autoliv ASP, Inc., an Indiana corporation and Autoliv Holding, Inc., a Delaware corporation.
“Tax” means all forms of taxation, duties, levies, imposts and including corporate income tax, wage withholding tax, fringe benefit tax, value added tax, goods and sales tax, service tax, customs and excise duties, and other legal transaction taxes, dividend or other withholding tax, real estate taxes, other municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties, social security payments, together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed.
“Transaction Documents” means this Agreement, the Amended and Restated VNBA Lease Agreement, the Amendment to Business Collaboration Agreement, the Amendment to JV Agreement, the Assignment of Membership Interests, the IP Assignment Agreement, the IP License Agreement and the Transition Services Agreement and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules and Exhibits hereto and thereto.
“Transition Services Agreement” means that certain Transition Services Agreement, by and between VNBJ and VNBA.
“Veoneer” has the meaning set forth in the Preamble.
“Veoneer Indemnified Parties” has the meaning set forth in Section 6.1.
“Veoneer Sweden” has the meaning set forth in the Preamble.
“Veoneer US” has the meaning set forth in the Preamble.
“VNBA” or “Company” has the meaning set forth in the Recitals.
“VNBJ” has the meaning set forth in the Recitals.
“VNBZ” has the meaning set forth in the Recitals.

SCHEDULE B
TERMINATED AGREEMENTS
1.    License and Technical Assistance Agreement, dated April 1, 2018, by and between VNBJ and VNBA.

2.    Agreement for Group Development Project Activities, dated January 1, 2017, by and between Autoliv Nissin Brake Systems America, LLC and Autoliv Nissin Brake Systems Japan Co., Ltd.

EXHIBIT A
FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS
THIS ASSIGNMENT OF MEMBERSHIP INTERESTS, dated as of June 28, 2019 (this “Assignment”), is made and entered into by and between Nissin Kogyo Holdings USA, Inc., an Ohio corporation (“Seller”) and Veoneer US, Inc., a Delaware corporation (“Buyer”). Capitalized terms used in this Assignment but not otherwise defined will have the meanings set forth in the Separation Agreement (defined below).
RECITALS
WHEREAS, Nissin Kogyo Co., Ltd., a Japanese corporation, Veoneer AB, a Swedish corporation and Buyer have entered into that certain VNBA Separation Agreement, dated as of June 14, 2019 (the “Separation Agreement”);
WHEREAS, pursuant to the terms of the Formation Documents, Seller owns forty-nine percent (49%) of the membership interests in Veoneer Nissin Brake Systems America, LLC, an Ohio limited liability company (the “Company”); and
WHEREAS, pursuant to the terms of the Separation Agreement, Seller has agreed to sell and Buyer has agreed to purchase upon the terms and subject to the conditions set forth in the Separation Agreement, all of Seller’s equity interest in the Company (collectively, the “Membership Interests”).
NOW, THEREFORE, in consideration of the respective promises, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound, hereby agree as follows:
1.    Assignment of Seller’s Membership Interests. In consideration of Buyer’s execution, delivery and performance under the Separation Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller hereby sells, assigns, transfers, conveys and assigns to Buyer the Membership Interests.
2.    Acceptance of Assignment of Membership Interests. Buyer hereby accepts the assignment of the Membership Interests described in paragraph 1.

3.    Acknowledgment. Seller shall hereby no longer be a Member of the Company, as such term is defined in the Operating Agreement.
(Signature page follows)

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first written above.
NISSIN KOGYO HOLDINGS USA, INC.
By:
Name:
Title:

VEONEER US, INC.
By:
Name:
Title: